Exhibit 4.3

DATED April 11, 2018

ISSUER

PERKINELMER,

INC.

PAYING AGENT

ELAVON FINANCIAL SERVICES DAC, UK BRANCH

TRANSFER AGENT

U.S. BANK NATIONAL ASSOCIATION

REGISTRAR

U.S. BANK NATIONAL ASSOCIATION

- AND -

TRUSTEE

U.S. BANK NATIONAL ASSOCIATION

AGENCY AGREEMENT

relating to Notes issued under a prospectus

supplement dated April 4, 2018

THIS AGREEMENT is made on April 11, 2018

BETWEEN:

(1)	PERKINELMER, INC., a Massachusetts corporation (the “Issuer”);

(2)	ELAVON FINANCIAL SERVICES DAC, UK BRANCH, a designated activity company registered in Ireland with the Companies Registration Office (registered number 418442), with its registered office at Building 8, Cherrywood Business Park, Loughlinstown, Dublin 18, D18 W319 Ireland acting through its UK Branch (registered number BR009373) from its offices at Fifth Floor, 125 Old Broad Street, London EC2N 1AR, United Kingdom, under the trade name U.S. Bank Global Corporate Trust Services, as Paying Agent (the “Paying Agent” which expression shall include any successor paying agent appointed in accordance with this Agreement);

(3)	U.S. BANK NATIONAL ASSOCIATION, a national banking association chartered under the federal laws of the United States of America with its office for purposes of administration of the transactions contemplated by the Notes to be issued under the Indenture (each as defined below) at One Federal Street, 3rd Floor, Boston, MA 02110, as Transfer Agent (the “Transfer Agent” which expression shall include any successor transfer agent appointed in accordance with this Agreement);

(4)	U.S. BANK NATIONAL ASSOCIATION, a national banking association chartered under the federal laws of the United States of America with its office for purposes of administration of the transactions contemplated by the Notes to be issued under the Indenture at One Federal Street, 3rd Floor, Boston, MA 02110, as Registrar (the “Registrar” which expression shall include any successor registrar appointed in accordance with this Agreement); and

(5)	U.S. BANK NATIONAL ASSOCIATION, a national banking association chartered under the federal laws of the United States of America with its office for purposes of administration of the transactions contemplated by the Notes to be issued under the Indenture at One Federal Street, 3rd Floor, Boston, MA 02110, as Trustee (the “Trustee”).

WHEREAS:

(A)	The Issuer has agreed to issue €300,000,000 aggregate principal amount of 0.600% senior notes due 2021 (the “Notes”).

(B)	The Notes are to be constituted by an Indenture, dated as of October 25, 2011, by and among the Issuer, as issuer, and the Trustee, as trustee (the “Base Indenture”), as supplemented by the Fourth Supplemental Indenture, dated as of April 11, 2018 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), as set out in Appendix 1.

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(C)	The Issuer hereby appoints the Paying Agent, the Transfer Agent and the Registrar in accordance with the terms of this Agreement and the Indenture.

IT IS AGREED:

1. INTERPRETATION

1.1 Unless the context otherwise requires:

1.2 References in this Agreement to the payment of principal or interest in respect of any Note shall be deemed to include any additional amounts which may become payable in respect thereof pursuant to the Notes and the Indenture.

1.3 All references in this Agreement to an agreement, instrument or other document (including this Agreement, the Indenture and the Notes) shall be construed as a reference to that agreement, instrument or document as the same may be amended, modified, varied, supplemented or novated from time to time.

1.4 Except as specifically set forth in this Agreement, this Agreement is for the exclusive benefit of the parties to this Agreement and their respective permitted successors, and shall not be deemed to give, either expressly or implicitly, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

2. APPOINTMENT OF THE REGISTRAR

2.1 The Issuer hereby appoints the Registrar, and the Registrar hereby agrees to act at its specified office as registrar in relation to the Notes in accordance with the provisions of this Agreement and the Indenture and upon the terms and subject to the conditions contained in this Agreement and the Indenture.

2.2 On the date of this Agreement, the Registrar shall provide to the Paying Agent a complete and correct copy of the register maintained by the Registrar in respect of the holders of Notes and the outstanding principal amount of Notes held by each holder of Notes.

2.3 The Registrar shall from time to time provide to the Paying Agent a complete and correct copy of the register of Notes maintained by it as soon as reasonably practicable following any transfer or exchange of any Notes, and promptly on request therefor by the Paying Agent.

2.4 The Paying Agent shall be entitled to treat as conclusive the most recent copy of the register provided to it by the Registrar in accordance with this Agreement.

3. APPOINTMENT OF THE TRANSFER AGENT

3.1 The Transfer Agent is hereby appointed as the agent of the Issuer, to act as Transfer Agent for the purposes specified in this Agreement, the Indenture and the Notes, including, inter alia, completing, authenticating, holding and delivering Notes, upon the terms and subject to the conditions specified herein, in the Indenture and in the Notes, and the Transfer Agent hereby accepts such appointment.

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4. APPOINTMENT OF PAYING AGENT

4.1 The Issuer hereby appoints the Paying Agent, and the Paying Agent hereby agrees, to act at its specified office as paying agent in relation to the Notes in accordance with the provisions of this Agreement and the Indenture and upon the terms and subject to the conditions contained in this Agreement and the Indenture.

4.2 The Paying Agent is appointed hereunder for the purposes of:

(a) paying sums due on the Notes referred to in Article I, Section 1.05 of the Supplemental Indenture; and

(b) otherwise fulfilling its duties and obligations as set out in this Agreement and the Indenture.

5. PAYMENT

Subject always to the Indenture and, in particular, any restrictions on the Issuer following delivery of a notice of an Event of Default (as defined in the Supplemental Indenture) of the Issuer:

(a) The Issuer shall, not later than 10.00 am (London time) on a day which is one Business Day prior to the Business Day on which any payment in respect of the Notes becomes due, pay to such account of the Paying Agent as the Paying Agent and shall specify in Euros in immediately available funds on each due date for the payment of principal and/or interest and/or other amounts referred to in Article I, Section 1.05 of the Supplemental Indenture in respect of the Notes, an amount sufficient (together with any funds then held by the Paying Agent and available for the purpose) to pay all principal and interest and/or other amounts referred to in Article I, Section 1.05 of the Supplemental Indenture due in respect of the Notes on such date; provided that if any such date is not a Business Day such payment shall be made on the next succeeding date which is a Business Day. As used in this Agreement, “Business Day” shall have the meaning as set forth in the Supplemental Indenture.

(b) The Issuer hereby authorises and directs the Paying Agent from funds so paid to the Paying Agent to make payment of all amounts due on the Notes in accordance with the terms of the Notes, the Indenture and the provisions of this Agreement. If any payment provided for in clause 5(a) of this Agreement is after the date specified therein but otherwise in accordance with the provisions of this Agreement, the Paying Agent shall nevertheless make payments in respect of the Notes as aforesaid following receipt by the Paying Agent of such payment.

(c) If the Paying Agent has not, on the date on which any payment is due to be made to the Paying Agent pursuant to clause 5(a) of this Agreement, received the full amount payable in respect thereof on such date but receives such full amount later, together with accrued interest (if any) in accordance with the Indenture, it shall forthwith so notify the Issuer and the Trustee. Unless and until the full amount of any such principal or interest payment has been made to it, the Paying Agent will not be bound to make such payments.

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(d) Without prejudice to clause 5(b) of this Agreement, if the Paying Agent pays out on or after the due date therefor (other than as a result of its own gross negligence or wilful misconduct) to persons entitled thereto, or becomes liable to pay out, any amounts on the assumption (which is not negated by reasonable evidence to the contrary) that the corresponding payment by the Issuer has been or will be made, the Issuer shall on demand reimburse the Paying Agent for the relevant amount, and pay interest to the Paying Agent on such amount from (and including) the date on which it is paid out to (but excluding) the date of reimbursement at the rate per annum equal to the cost to the Paying Agent of funding the amount paid out, as certified by the Paying Agent and expressed as a rate per annum.

(e) Payment of only part of the amount payable in respect of a Note may only be made at the discretion of the relevant Noteholder(s) (except as the result of a withholding or deduction for or on account of any taxes permitted by the Indenture). If at any time the Paying Agent makes a partial payment in respect of any Note presented to it, it shall inform the Registrar of the same such that the Registrar may record the same on the register of Notes.

6. REPAYMENT

Any sums paid by, or by arrangement with, the Issuer to the Paying Agent pursuant to the terms of this Agreement shall not be required to be repaid to the Issuer unless and until the Notes in respect of which such sums were paid shall have been purchased or redeemed by the Issuer or any other subsidiary of the Issuer and cancelled, but in any of these events the Paying Agent shall (provided that all other amounts due under this Agreement shall have been duly paid) upon written request by the Issuer forthwith repay to the Issuer sums equivalent to the amounts which would otherwise have been payable on the relevant Notes together with any fees previously paid to the Paying Agent in respect of such Notes. Notwithstanding the foregoing, the Paying Agent shall not be obliged to make any repayment to the Issuer so long as any amounts which under this Agreement should have been paid to or to the order of the Paying Agent by the Issuer shall remain unpaid. The Paying Agent shall not, however, be otherwise required or entitled to repay any sums properly received by it under this Agreement.

7. REDEMPTION; NOTICE OF WITHHOLDING OR DEDUCTION

7.1 The Issuer shall provide to the Paying Agent a copy of all notices of redemption delivered under the Indenture in respect of the Notes that it serves on the holders of the Notes including, without limitation, details of the date(s) on which such redemptions in respect of the Notes are to be made, all amounts required to be paid by the Issuer in respect thereof in accordance with the Indenture and the manner in which such redemption will be effected.

7.2 If:

(a) the Issuer, in respect of any payment; or

(b) the Paying Agent, in respect of any payment of principal of or any premium or interest on the Notes,

is required to withhold or deduct any amount for or on account of tax,

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(a) the Issuer shall give notice thereof to the Paying Agent and the Trustee as soon as it becomes aware of such requirement and shall give to the Paying Agent such information as the Paying Agent requires to enable it to make such deduction or withholding; and

(b) except where such requirement arises as a result of redemption of the Notes in accordance with the Indenture or by virtue of the relevant holder failing to satisfy any certification or other requirement in respect of its Notes, the Paying Agent shall give notice thereof to the Issuer and the Trustee as soon as it becomes aware of the requirement to withhold or deduct.

8. RECORDS

The Paying Agent shall:

(a) keep a full and complete record of all payments made by it in respect of the Notes; and

(b) make such records available at all reasonable times to the Issuer and any persons authorised by it, and the Trustee for inspection and for the taking of copies thereof.

9. FEES AND EXPENSES

9.1 The Issuer will pay to the Paying Agent, Transfer Agent and Registrar such fees and expenses in respect of the Paying Agent, Transfer Agent and Registrar’s services under this Agreement as set forth in the fee letter dated March 28, 2018 from the Paying Agent to the Issuer, and in the fee schedule dated March 28, 2018 of the Transfer Agent and Registrar delivered to the Issuer.

9.2 The Issuer will also pay on demand, against presentation of such invoices and receipts as it may reasonably require, all out-of-pocket expenses (including necessary advertising, facsimile and telex transmission, postage and insurance expenses and, subject to prior approval by the Issuer as set forth below, the fees and expenses of legal advisers) properly incurred by the Paying Agent, Transfer Agent and Registrar in connection with the services under this Agreement, together with any applicable value added tax or similar tax properly chargeable thereon. Payment by the Issuer to the Paying Agent, Transfer Agent and Registrar of such out-of-pocket expenses shall be a good discharge of the obligations of the Issuer in respect thereof. Where the advice of legal counsel is sought by the Paying Agent, Transfer Agent or Registrar, the fees of any such counsel shall be agreed to by the Issuer (acting reasonably) in advance.

10. INDEMNITY

10.1 The Issuer undertakes to indemnify and hold harmless, the Paying Agent, Transfer Agent, Registrar and each of its respective directors, officers, employees or agents (each an “Indemnified Party”) on demand by such Indemnified Party against any losses, liabilities, costs, fees, expenses, claims, actions, damages or demands (including, but not limited to, all reasonable costs, charges and expenses paid or incurred in disputing or defending the foregoing

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and the properly incurred fees and expenses of legal advisers) which such Indemnified Party may incur or which may be made against it, as a result of or in connection with the appointment or the exercise of or performance of its powers and duties under this Agreement, except such as may result from its own gross negligence, wilful misconduct or fraud or that of its directors, officers, employees or agents.

10.2 The indemnity contained in clause 10.1 above shall survive the termination and expiry of this Agreement.

11. CONDITIONS OF APPOINTMENT

11.1 The Paying Agent shall (a) hold all sums received from the Issuer in accordance with this Agreement and the Indenture for payment of principal of or any premium or interest on the Notes in trust for the benefit of the Trustee until such sums shall be paid to such persons or otherwise disposed of as provided in this Agreement and the Indenture; (b) give the Trustee notice of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment of principal of or premium or interest on the Notes; and (c) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums held by the Paying Agent in trust for payment in respect of the Notes.

11.2 No monies held by the Paying Agent need be segregated except as required by law.

11.3 In acting under this Agreement and in connection with the Notes, the Paying Agent, Transfer Agent and Registrar shall act solely as agent of the Issuer and, save solely in respect of its obligations under clause 11.1 hereof, shall not have any obligations towards or relationship of agency or trust with any of the holders of the Notes or the Trustee.

11.4 The Paying Agent, Transfer Agent and Registrar shall be obliged to perform such duties and only such duties as are specifically set out in this Agreement. No implied duties or obligations shall be read into such document. The Paying Agent, Transfer Agent and Registrar shall not be obliged to perform any duties additional to or different from such duties resulting from any modification or supplement after the date hereof to any relevant documents (including, without limitation, the Indenture), unless it shall have previously agreed to perform such duties. The Paying Agent, Transfer Agent and Registrar shall not be under any obligation to take any action hereunder which either party expects, and has thus notified the Issuer in writing, will result in any expense or liability of such Paying Agent, Transfer Agent or Registrar, the payment of which within a reasonable time is not, in its opinion, assured to it.

11.5 Except as ordered by a court of competent jurisdiction or as required by law, the Paying Agent shall be entitled to treat the holder of any Note (as evidenced by the register of Notes maintained by the Registrar) as the absolute owner thereof for all purposes (whether or not it is overdue and notwithstanding any notice to the contrary or any notice of ownership, trust or any interest in it, any writing on it, or its theft or loss) and shall not be required to obtain any proof thereof or as to the identity of the bearer or holder.

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11.6 The Paying Agent, Transfer Agent and Registrar may consult with any legal or other professional advisers (who may be an employee of or legal adviser to the Issuer) selected by it, at the cost of the Issuer, provided that the fees of any such counsel shall be agreed to by the Issuer (acting reasonably) in advance, and the opinion of such advisers shall be full and complete protection in respect of any action taken, omitted or suffered hereunder in accordance with the written opinion of such advisers.

11.7 The Paying Agent, Transfer Agent and Registrar shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in reliance upon any instruction, request or order from the Issuer or upon any Note, notice, resolution, direction, consent, certificate, affidavit, statement, telex, facsimile transmission or other document or information from any electronic or other source reasonably believed by it to be genuine and to have been signed or otherwise given or disseminated by the proper party or parties, even if it is subsequently found not to be genuine or to be incorrect.

11.8 The Paying Agent, Transfer Agent and Registrar, whether acting for itself or in any other capacity, will not be precluded from becoming the owner of, or acquiring any interest in, holding or disposing of any Note or any shares or other securities of the Issuer or any of its subsidiaries, holding or associated companies (each a “Connected Company”), with the same rights as it would have had if it were not acting as Paying Agent or from entering into or being interested in any contracts or transactions with any Connected Company or from acting on, or as depositary, trustee or agent for, any committee or body of holders of any securities of any Connected Company and will not be liable to account for any profit.

11.9 The Paying Agent shall not be required to make any payments to any holder of a Note if under any laws or regulations affecting the Paying Agent, such payment is not permitted. In the event of any such laws or regulations affecting the Paying Agent coming to the attention of the Paying Agent it shall forthwith notify the Issuer and the Trustee.

11.10 The Issuer shall do or cause to be done all such acts, matters and things and shall make available all such documents as shall be necessary to enable the Paying Agent, Transfer Agent and Registrar to fully comply with and carry out its respective duties and obligations hereunder.

11.11 In no event shall the Paying Agent, Transfer Agent or Registrar or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise), except to the extent the liability of the Paying Agent, Transfer Agent or Registrar is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence, wilful misconduct or fraud of the Paying Agent, Transfer Agent or Registrar or their Agent Parties.

11.12 Notwithstanding anything contained in this Agreement to the contrary, the Paying Agent, Transfer Agent and the Registrar shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control including, without limitation, (i) any governmental activity (whether de jure or de facto), act of authority (whether lawful or unlawful), compliance with any governmental or regulatory order, rule, regulation or direction, curfew restriction, expropriation, compulsory acquisition, seizure,

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requisition, nationalisation or the imposition of currency or currency control restrictions; (ii) any failure of or the effect of rules or operations of any funds transfer, settlement or clearing system, interruption, loss or malfunction of utilities, communications or computer services or the payment or repayment of any cash or sums arising from the application of any law or regulation in effect now or in the future, or from the occurrence of any event in the country in which such cash is held which may affect, limit, prohibit or prevent the transferability, convertibility, availability, payment or repayment of any cash or sums until such time as such law, regulation or event shall no longer affect, limit, prohibit or prevent such transferability, convertibility, availability, payment or repayment (and in no event, other than as provided in the Notes, shall the Paying Agent be obliged to substitute another currency for a currency whose transferability, convertibility or availability has been affected, limited, prohibited or prevented by such law, regulation or event or be obliged to pay any penalty interest); (iii) any strike or work stoppage, go slow, occupation of premises, other industrial action or dispute or any breach of contract by any essential personnel; (iv) any equipment or transmission failure or failure of applicable banking or financial systems; (v) any war, armed conflict including but not limited to hostile attack, hostilities, or acts of a foreign enemy; (vi) any riot, insurrection, civil commotion or disorder, mob violence or act of civil disobedience; (vii) any act of terrorism or sabotage; (viii) any explosion, fire, destruction of machines, equipment or any kind of installation, prolonged breakdown of transport, radioactive contamination, nuclear fusion or fission or electric current; (ix) any epidemic, natural disaster (such as but not limited to violent storm, hurricane, blizzard, earthquake, landslide, tidal wave, flood, damage or destruction by lightning, or drought); or (x) any other act of God.

11.13 Pursuant to and in accordance with the procedures set forth in Article 10 of the Indenture (i) the Issuer may at any time, for the purpose of obtaining the satisfaction and discharge of the Indenture or for any other purpose, direct the Paying Agent to pay to the Trustee all sums held in trust by the Paying Agent, such sums to be held by the Trustee upon the same terms as those upon which such sums were held by the Paying Agent; and, upon such payment by the Paying Agent to the Trustee, the Paying Agent shall be released from all further liability with respect to such money and (ii) any money deposited with the Paying Agent in trust for the payment of the principal of or any premium or interest on the Notes remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuer on the Issuer’s request and all liability of the Paying Agent with respect to such trust money shall thereupon cease.

12. CHANGES IN PAYING AGENT OR REGISTRAR AND SPECIFIED OFFICES

12.1 The Issuer may at any time terminate the appointment of the Paying Agent, Transfer Agent or the Registrar and appoint additional or other paying agents or registrars. Any termination shall be made by giving to the Paying Agent, Transfer Agent or Registrar and (if different) to the paying agent, transfer agent or registrar whose appointment is to be terminated not less than 60 days’ written notice to that effect, which notice shall expire not less than 30 days before or after any due date for any payment in respect of Notes.

12.2 Subject to clause 12.1 of this Agreement, the Paying Agent, Transfer Agent or Registrar may resign its appointment hereunder at any time by giving to the Issuer not less than 60 days’ written notice to that effect, which notice shall expire not less than 30 days before or after any due date for any payments in respect of any Notes.

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12.3 Notwithstanding clauses 12.1 and 12.2 of this Agreement, no such termination of the appointment of, or resignation by, the Paying Agent, Transfer Agent or Registrar shall take effect until a successor has been appointed on terms approved by the Issuer or the Issuer has otherwise approved such resignation without a successor being appointed.

12.4 Notwithstanding any other provisions of clause 12.1 of this Agreement, the appointment of the Paying Agent, Transfer Agent or Registrar shall forthwith terminate if at any time such Paying Agent, Transfer Agent or Registrar becomes incapable of acting, or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of a receiver, administrator or other similar official of it or of all or any substantial part of its property or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof, or if a resolution is passed or an order made for its winding up or dissolution, or if a receiver, administrator or other similar official of it or of all or any substantial part of its property is appointed, or if any order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law, or if any public officer takes charge or control of such Paying Agent, Transfer Agent or Registrar or its property or affairs for the purpose of rehabilitation, conservation, administration or liquidation or there occurs any analogous event under any applicable law.

12.5 On the date on which any such termination or resignation takes effect, the Paying Agent, Transfer Agent or Registrar shall (i) pay to or to the order of its successor (or, if none, the Issuer) any amounts held by it in respect of the Notes; and (ii) deliver to its successor (or, if none, the Issuer), or as it may direct, all records maintained by it, pursuant hereto. Following such termination or resignation and pending such payment and delivery, the Paying Agent, Transfer Agent or Registrar shall hold such amounts, records and documents in trust for and subject to the order of its successor or, as the case may be, the Issuer.

12.6 Any corporation into which any Paying Agent, Transfer Agent or Registrar may be merged or converted or any corporation with which such Paying Agent, Transfer Agent or Registrar may be consolidated or any corporation resulting from any merger, conversion or consolidation to which such Paying Agent, Transfer Agent or Registrar shall be a party, or any corporation, including affiliated corporations, to which the Paying Agent, Transfer Agent or Registrar shall sell or otherwise transfer: (a) all or substantially all of its assets or (b) all or substantially all of its corporate trust business shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws, be the successor Paying Agent, Transfer Agent or Registrar under this Agreement without any further formality, and after such effective date all references in this Agreement to such Paying Agent, Transfer Agent or Registrar shall be deemed to be references to such corporation. Notice of any such merger, conversion, consolidation or transfer shall forthwith be given by the Paying Agent, Transfer Agent or Registrar to the Issuer and the Trustee.

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12.7 The Paying Agent, Transfer Agent or Registrar may change its specified office to an office in London at any time by giving to the Issuer and the Trustee not less than 60 days’ prior written notice to that effect, which notice shall expire not less than 30 days before or after any due date for any payments in respect of any Notes, and which notice shall specify the address of the new specified office and the date upon which such change is to take effect.

13. NOTICES

13.1 If the Issuer arranges publication of any notice to the holders of the Notes, it shall at or before the time of such publication, send copies of each notice so published to the Paying Agent.

13.2 The Paying Agent, Transfer Agent and Registrar shall promptly forward any written notice received by it from any holders of the Notes to the Issuer and the Trustee.

14. COMMUNICATIONS

14.1 For the purposes of this clause, the address of each party at the date of this Agreement shall be the address set out below (including, where applicable, the details of the facsimile number, the person for whose attention the notice or communication is to be addressed and the email address):

the Issuer:

PERKINELMER, INC. 940 Winter Street Waltham, Massachusetts 02451 As may be amended from time to time in accordance with this Agreement.	Fax : 781.663.5970 Attention : GENERAL COUNSEL

the Paying Agent:

Elavon Financial Services DAC, UK Branch 125 Old Broad Street, Fifth Floor London EC2N 1AR United Kingdom As may be amended from time to time in accordance with this Agreement.	Fax: +44 (0)207 365 2577 Attention: MBS Relationship Management Email: mbs.relationship.management@usbank.com

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the Transfer Agent:

U.S. Bank National Association

Global Corporate Trust Services Attn: Karen Beard One Federal Street, 3rd Floor Boston, MA 02110 USA As may be amended from time to time in accordance with this Agreement.	Fax: (+(1) (617) 603-6997 Email: karen.beard@usbank.com

the Registrar:

U.S. Bank National Association

Global Corporate Trust Services Attn: Karen Beard One Federal Street, 3rd Floor Boston, MA 02110 USA As may be amended from time to time in accordance with this Agreement.	Fax: (+(1) (617) 603-6997 Email: karen.beard@usbank.com

the Trustee:

U.S. Bank National Association

U.S. Bank National Association

Corporate Trust Services

One Federal Street, 3rd Floor

Boston, MA 02110

As may be amended from time to time in accordance with the Indenture and notified by the Issuer to the Paying Agent.

Attention: Karen R. Beard Email: karen.beard@usbank.com

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15. AMENDMENTS

15.1 For the avoidance of doubt, this Agreement may be amended in writing by the parties hereto.

15.2 The Issuer shall provide to the Paying Agent a copy of any amendment to the Indenture applicable to the Notes as soon as reasonably practicable following such amendment taking effect. Where reference is made in this Agreement to the Indenture, such reference shall, for the purposes of the Paying Agent’s rights and obligations under this Agreement only, be deemed to refer to the most recent version of such document provided to the Paying Agent by the Issuer.

16. TAXES

The Issuer agrees to pay any and all stamp and other documentary taxes or duties which may be payable in connection with the execution, delivery, performance and enforcement of this Agreement.

17. REGULATORY MATTERS

17.1 The Paying Agent is authorised and regulated by the Central Bank of Ireland (“CBOI”) and its activities in the UK are subject to limited regulation by the UK Prudential Regulation Authority (“PRA”) and the UK Financial Conduct Authority (“FCA”).

17.2 In connection with the worldwide effort against the funding of terrorism and money laundering activities, the Paying Agent, Transfer Agent and Registrar may be required under various national laws and regulations to which they are subject to obtain, verify and record information that identifies each person who opens an account with it. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Paying Agent, Transfer Agent and Registrar shall be entitled to ask for documentation to verify such entity’s formation and legal existence as well as financial statements, licenses, identification and authorisation documents from individuals claiming authority to represent the entity or other relevant documentation.

17.3 The parties to this Agreement acknowledge and agree that the obligations of the Paying Agent, Transfer Agent and Registrar under this Agreement are limited by and subject to compliance by them with European Union and US Federal anti-money laundering statutes and regulations. If the Paying Agent, Transfer Agent and Registrar or any of their directors know or suspect that a payment is the proceeds of criminal conduct, such person is required to report such information pursuant to the applicable authorities and such report shall not be treated as a breach by such person of any confidentiality covenant or other restriction imposed on such person under this Agreement, by law or otherwise on the disclosure of information. The Paying Agent, Transfer Agent and Registrar shall be indemnified and held harmless by the Issuer from and against all losses suffered by them that may arise as a result of the agents being prevented from fulfilling their obligations hereunder due to the extent doing so would not be consistent with applicable statutory anti-money laundering requirements.

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17.4 Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any party arising under this Agreement or any such other document to which this Agreement relates, to the extent such liability is unsecured or not otherwise exempted, may be subject to the Write-down and Conversion Powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto; and

(b) the effects of any Bail-in Action on any such liability, including any of the following, or some combination thereof, if applicable:

1. a reduction in full or in part or cancellation of any such liability;

2. a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such party, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other agreement; or

3. the variation of the terms of such liability in connection with the exercise of the Write-down and Conversion Powers of any Resolution Authority.

For the purpose of this sub-clause 17.4 the following terms shall have the following meanings:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation or requirement for such EEA Member Country from time to time which is described in the EU

Bail-In Legislation Schedule and in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority to exercise any Write-down and Conversion Powers.

14

“Write-Down and Conversion Powers” means,

(a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b) any powers under the Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and any similar or analogous powers under that Bail-In Legislation.

18. GOVERNING LAW AND JURISDICTION

18.1 This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York.

18.2 Each of the Paying Agent, the Transfer Agent, the Registrar and the Issuer irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent permitted by applicable law, each of the Paying Agent, the Transfer Agent, the Registrar and the Issuer irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

18.3 Each of the Paying Agent, the Transfer Agent, the Registrar and the Issuer agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in clause 18.2 of this Agreement brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

18.4 THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT.

19. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument.

15

AS WITNESS the hands of the parties or their duly authorised agents the day and year first above written.

SIGNATORIES

ISSUER

PERKINELMER, INC.

By:	/s/ David C. Francisco
Name: David C. Francisco
Title: Treasurer

16

PAYING AGENT

Elavon Financial Services DAC, UK Branch

By:	/s/ Michael Leong

By:	/s/ Chris Hobbs

TRANSFER AGENT

U.S. Bank National Association

By:	/s/ Carolina D. Altomare

REGISTRAR

U.S. Bank National Association

By:	/s/ Carolina D. Altomare

TRUSTEE

U.S. Bank National Association

By:	/s/ Carolina D. Altomare

17

Appendix 1

Indenture

PERKINELMER, INC.

€300,000,000 0.600% Senior Notes due 2021

FOURTH SUPPLEMENTAL INDENTURE

Dated as of April 11, 2018

to

Indenture Dated as of October 25, 2011

U.S. Bank National Association, as Trustee

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of April 11, 2018, to the Indenture, dated as of October 25, 2011, between PERKINELMER, INC., a Massachusetts corporation (the “Company”) and U.S. Bank National Association, as trustee (the “Trustee”) (the “Existing Indenture”) and as supplemented by this Fourth Supplemental Indenture, the “Indenture”) by and between the Company, the Trustee, as trustee, and Elavon Financial Services DAC, UK Branch as paying agent (the “Paying Agent”).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered the Existing Indenture to provide for the issuance of the Company’s senior debt securities in one or more series;

WHEREAS, the Company and the Trustee have heretofore executed and delivered the First Supplemental Indenture, dated as of October 25, 2011, the Second Supplemental Indenture, dated as of December 22, 2011 and the Third Supplemental Indenture, dated as of July 19, 2016;

WHEREAS, Sections 2.01, 2.03 and 8.01 of the Existing Indenture provide, among other things, that the Company and the Trustee may, without the consent of holders of the Notes (as defined herein) (“Holders”), enter into indentures supplemental to the Existing Indenture to provide for specific terms applicable to any series of notes;

WHEREAS, the Company desires to provide for the issuance of a new series of debt securities to be designated as the “0.600% Senior Notes due 2021” (the “Notes”), and to set forth the terms that will be applicable thereto and the forms thereof;

WHEREAS, the redemption for tax reasons as set forth in Section 3.02 below, is expressly being included solely for the benefit of the Notes; and

WHEREAS, all action on the part of the Company necessary to make this Supplemental Indenture a valid agreement of the Company and to authorize the issuance of the Notes under the Existing Indenture (as supplemented hereby) has been duly taken;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

20.

APPLICATION OF SUPPLEMENTAL INDENTURE

AND CREATION OF NOTES

20.1 Application of this Supplemental Indenture.

Notwithstanding any other provision of this Supplemental Indenture, the provisions of this Supplemental Indenture, including the covenants set forth herein, are expressly and solely for the benefit of the Notes.

20.2 Effect of Supplemental Indenture.

With respect to the Notes only, the Existing Indenture shall be supplemented pursuant to Sections 2.01, 2.04 and 8.01 thereof to establish the terms of the Notes as set forth in this Supplemental Indenture, including as follows:

(a)	the definitions set forth in Article I of the Existing Indenture shall be modified to the extent provided in Article II of this Supplemental Indenture;

(b)	the forms and terms of the securities representing the Notes required to be established pursuant to Sections 2.01 and 2.03 of the Existing Indenture shall be established in accordance with Sections 1.03, 1.04, 1.05, 1.06, 1.07, 1.08, 1.09, 1.10 and 1.11 and Articles III and IV of this Supplemental Indenture;

(c)	the provisions of Article 3 and Article 9 of the Existing Indenture regarding certain covenants of the Company shall be supplemented and amended by the provisions of Article V of this Supplemental Indenture; and

(d)	the provisions of Section 5.01 of the Existing Indenture regarding certain Events of Default shall be amended by the provisions of Article VI of this Supplemental Indenture.

20.3 Designation and Amount of Notes.

The Notes shall be known and designated as the “0.600% Senior Notes due 2021.” The initial maximum aggregate principal amount of the Notes that may be authenticated and delivered under this Supplemental Indenture shall not exceed €300,000,000 except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, Notes pursuant to Sections 2.08, 2.09, 2.11, 8.05, 12.02 or 12.03 of the Existing Indenture (unless the issue of this series of Notes is “reopened” by issuing additional Notes of such series (the “Additional Notes”), which Additional Notes shall constitute Notes for all purposes herein), in an amount or amounts and registered in the names of such Persons as shall be set forth in any written order of the Company for the authentication and delivery of the Notes pursuant to Section 2.04 of the Existing Indenture. Any Additional Notes, together with the Notes offered hereby, will constitute a single series of securities under the Existing Indenture and this Supplemental Indenture; provided that if the Additional Notes are not fungible with the Notes offered hereby for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP, ISIN, Common Code or other identifying number.

20.4 Terms; Form of Security.

The Notes shall constitute one series for purposes of the Existing Indenture and this Supplemental Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company shall issue any Additional Notes by adopting a Board Resolution, or, to the extent established pursuant to (rather than set forth in) a Board Resolution, in an Officer’s Certificate detailing such establishment and/or established in one or more indentures supplemental hereto, in the manner set forth in Section 2.03 of the Existing Indenture providing for the terms of such issuance. The Notes will be initially issued in the form of one or more global notes (the “Global Securities”) in fully registered form, without coupons, in minimum denominations of €100,000 principal amount or any whole integral multiples of €1,000 above that amount, and shall be in substantially the form of Exhibit A hereto and will be deposited with, or on behalf of, Elavon Financial Services DAC (the “Depositary”), as common depositary for Euroclear and Clearstream, and registered in the name of such common depositary or its nominee for the accounts of Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the Global Securities. The Notes are not issuable in bearer form. The terms and provisions contained in the form of Note shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company, by its execution and delivery of this Supplemental Indenture, expressly agrees to such terms and provisions and to be bound thereto. Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends and endorsements as the officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and are not inconsistent with the provisions of the Indenture (and which do not affect the rights, duties or immunities of the Trustee), or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed.

20.5 Payment of Principal and Interest.

(a) The Notes shall mature, and the principal of the Notes shall be due and payable in euro to the Holders thereof, together with all accrued and unpaid interest thereon, on April 9, 2021.

(b) The Notes shall bear interest at 0.600% per annum from and including the date of original issuance, or from and including the most recent Interest Payment Date on which interest has been paid or provided for until the principal thereof becomes due and payable, and on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum. Interest shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or April 11, 2018, if no interest has been paid on the Notes) to, but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. Interest on the Notes shall be payable annually in arrears in euro on April 9 of each year, commencing on April 9, 2019 (each such date, an “Interest Payment Date”) for the purposes of the Notes under this Supplemental Indenture. Payments of interest shall be made to the Person in whose name a Note (or predecessor Note) is registered (which shall initially be the Depositary) at the close of business on the March 25 preceding such Interest Payment Date (the “Regular Record Date” for the purposes of the Notes under this Supplemental Indenture).

If an Interest Payment Date, the maturity date or earlier date of redemption with respect to the Notes falls on a day that is not a Business Day, the required payment and any related payment of principal, premium and additional amounts, if any, shall be made on the next Business Day as if it were made on the date the payment was due, and no interest shall accrue on the amount so payable for the period from and after that Interest Payment Date, the maturity date or date of redemption, as the case may be.

In the event that any such interest is not punctually paid or duly provided for, such interest shall forthwith cease to be payable to the Holder on such Regular Record Date and either may be paid to the Person in whose name the Note (or one or more predecessor Securities) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to the Holders not less than ten days prior to such special record date, or may be paid at any time in any other lawful manner, all as more fully provided in the Existing Indenture.

(c) For so long as the Notes are represented in global form by one or more Global Securities, the Company shall, through the Paying Agent, make all payments of principal and interest by wire transfer of immediately available funds in euro to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. In the event that definitive Notes shall have been issued, all payments of principal and interest shall be made by wire transfer of immediately available funds to the accounts of the registered Holders thereof; provided, however, that the Company may elect to make such payments at the office of the Paying Agent in London; and provided further, that the Company may at its option pay interest by check to the registered address of each Holder.

(d) The Notes are subject to redemption by the Company in whole or in part in the manner described herein.

20.6 Ranking.

The Notes shall be general unsecured senior obligations of the Company. The Notes shall rank pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Company and senior to any future subordinated debt from time to time outstanding.

20.7 Registrar and Agents.

U.S. Bank National Association shall initially act as the transfer agent and registrar (the “Transfer Agent”) for the Notes in accordance with the terms of the Agency Agreement (as defined below). Elavon Financial Services DAC, UK Branch shall initially act as Paying Agent and for the Notes in accordance with the terms of the Agency Agreement. The Company may change the Transfer Agent, Registrar or Paying Agent without prior notice to the Holders of the Notes, and the Company or any of its Subsidiaries may act as Transfer Agent, Registrar or Paying Agent.

20.8 Sinking Fund.

The Notes are not subject to any sinking fund.

20.9 Defeasance and Covenant Defeasance.

The provisions of Section 10.01 of the Existing Indenture shall be applicable to the Notes and, with respect to covenant defeasance, in addition to Sections 4.02, 9.01, and 3.05 of the Existing Indenture, the Company will also be released of its obligations under Article IV and Article V of this Supplemental Indenture upon satisfaction of the conditions described in Section 10.01(d) of the Existing Indenture relating to covenant defeasance; provided that the Opinion of Counsel provisions in Section 10.01(d)(iv) and (v) shall be amended such that the term “holders” shall replace the term “Holders.”

20.10 Issuance in Euro.

All payments of principal of, and premium, if any, and interest on, the Notes, including payments made upon any redemption of the Notes, will be payable in the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union (the “euro”). If, on or after the date of the preliminary prospectus supplement that the Company filed with the Securities and Exchange Commission on April 4, 2018 (the “Preliminary Prospectus Supplement”), the Company is unable to obtain euro in amounts sufficient to make a required payment under the Notes due to the imposition of exchange controls or other circumstances beyond the Company’s control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in Dollars until the euro is again available to the Company or so used. In such circumstances, the amount payable on any date in euro will be converted into Dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent Dollar/euro exchange rate available on or prior to the second Business Day prior to the relevant payment date as determined by the Company in its sole discretion. Any payment in respect of the Notes so made in Dollars will not constitute an Event of Default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

20.11 Other Terms.

The Notes shall not be convertible into, or exchangeable for, any other securities of the Company, except that the Notes shall be exchangeable for other Notes to the extent provided for in the Existing Indenture and subject to the conditions set forth below. The Notes are not Original Issue Discount Securities.

Subject to certain conditions, the Notes represented by the Global Securities are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof if:

(1) the common depositary provides notification that it is unwilling, unable or no longer qualified to continue as depositary for the Global Securities and a successor is not appointed within 90 days;

(2) the Company, in its discretion, at any time determines not to have all of the Notes represented by the Global Securities; or

(3) an event of default entitling the Holders of the applicable Notes to accelerate the maturity thereof has occurred and is continuing.

Any Note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the common depositary shall direct. Subject to the foregoing, a Global Security is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the common depositary (or its nominee).

21.

DEFINITIONS AND INCORPORATION BY REFERENCE

21.1 Definitions.

(a) All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Existing Indenture.

(b) The following are definitions used in this Supplemental Indenture and to the extent that a term is defined both herein and in the Existing Indenture, the definition in this Supplemental Indenture shall govern with respect to the Notes.

“Agency Agreement” means the agreement among the Company, Elavon Financial Services DAC, UK Branch, as the Paying Agent, U.S. Bank National Association, as the Transfer Agent and registrar (the “Registrar”), and the Trustee;

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, as of any particular time, the present value discounted at the rate of interest implicit in the terms of the lease (as determined in good faith by the Company) of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (without regard to any renewal or extension options contained in the lease).

“Below Investment Grade Rating Event” means the Notes are downgraded below Investment Grade by two or more Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by at least two of the Rating Agencies).

“Business Day” means any day, other than a Saturday or Sunday, (i) which is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or the TARGET2 system, or any successor thereto, operates.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of the Company’s Subsidiaries taken as a whole to any “person” or “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than the Company or one of the Company’s direct or indirect wholly owned Subsidiaries;

(2) the consummation by the Company of a consolidation with, or merger with or into, any person or entity, or the consummation by any person or entity of a consolidation with, or merger with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock is reclassified into or exchanged for cash, securities or other property, other than any such transaction where the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or entity or any direct or indirect parent company of the surviving person or entity immediately after giving effect to such transaction;

(3) the adoption of a plan relating to the Company’s liquidation or dissolution; or

(4) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its wholly owned Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock, measured by voting power rather than number of shares; provided that a merger shall not constitute a “change of control” under this definition if (i) the sole purpose of the merger is the Company’s reincorporation in another state and (ii) the Company’s shareholders and the number of shares of the Company’s Voting Stock, measured by voting power and number of shares, owned by each of them immediately before and immediately following such merger are identical.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly owned subsidiary of a holding company (which shall include a parent company) and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction there is no circumstance requiring the filing of any report under or in response to Schedule 13D or 14D-1 pursuant to the Exchange Act disclosing beneficial ownership of more than 50% of the voting power of the Voting Stock of such holding company then outstanding.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Clearstream” means Clearstream Banking, société anonyme.

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a bond that is a direct obligation of the Federal Republic of Germany (“German government bond”), whose maturity is closest to the maturity of the Notes, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Consolidated Net Tangible Assets” means, as determined at any time, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding the current maturities of long-term Indebtedness) and (ii) the total of the net book values of all assets properly classified as intangible assets, all as set forth on the consolidated balance sheet for the most-recently ended fiscal quarter of the Person for which such determination is being made and computed in accordance with U.S. generally accepted accounting principles.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

“Fitch” means Fitch Ratings Ltd.

“Funded Debt” means all Indebtedness for money borrowed which by its terms matures more than 12 months after the time of the computation of this amount or which is extendible or renewable at the option of the obligor on this Indebtedness to a time more than 12 months after the time of the computation of this amount or which is classified, in accordance with U.S. generally accepted accounting principles, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the Person for which the determination is being made.

“Indebtedness” means (without duplication):

(1) any liability of any person for borrowed money, or evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations, but excluding Trade Payables), or for the payment of money related to a lease that is required to be classified as a capitalized lease obligation in accordance with U.S. generally accepted accounting principles as in effect on the date of the issuance of the Notes; and

(2) any of the foregoing liabilities of another that a Person has guaranteed, that is recourse to such Person, or that is otherwise its legal liability.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories at Fitch) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Lien” means, with respect to any property or asset, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Moody’s” means Moody’s Investors Service Inc.

“Principal Property” means any single parcel of real property or any permanent improvement thereon owned by the Company or any of its Subsidiaries located in the United States including, without limitation, any manufacturing facility or plant or any portion thereof, and any fixture or equipment located at or comprising a part of any such property, having a net book value, as of the date of determination, in excess of the greater of (i) $50 million and (ii) 1% of the most recently calculated Consolidated Net Tangible Assets of the Company. Principal Property does not include any property that the Company’s board of directors has determined not to be of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.

“Rating Agency” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Sale and Leaseback Transaction” of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any Principal Property that, more than 12 months after the later of (i) the completion of the acquisition, construction, development or improvement of such Principal Property or (ii) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed or improved, has been or is being sold, conveyed, transferred or otherwise disposed of by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender on the security of such Principal Property.

“Subsidiary” means any corporation, partnership or other entity of which at the time of determination the Company, or the Company and one or more of its Subsidiaries, or any one or more of the Company’s Subsidiaries, directly or indirectly, own capital stock or equivalent interests having more than 50% of the total voting power of the capital stock or equivalent interests then outstanding and normally entitled to vote in the election of directors, managers or trustees thereof.

“Trade Payables” means accounts payable or any other indebtedness or monetary obligations to trade creditors created or assumed in the ordinary course of business in connection with the obtaining of materials, finished products, inventory or services.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

21.2 Other Definitions.

Term	Defined in Section
“Additional Notes”	1.03

“Company”	Introduction

“Existing Indenture”	Introduction

“Indenture”	Introduction

“Interest Payment Date”	1.05(b)

“Notes”	Recitals

“Redemption Date”	3.01(a)(ii)

“Regular Record Date”	1.05(b)

“Supplemental Indenture”	Introduction

“Trustee”	Introduction

22.

REDEMPTION

22.1 Optional Redemption.

(a) Prior to the maturity date of the Notes, the Notes will be redeemable, in whole at any time or in part from time to time, at the Company’s option at a redemption price equal to the greater of:

1. 100% of the principal amount of the Notes to be redeemed; and

2. the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued but unpaid as of the date of redemption (the “Redemption Date”)), discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable Comparable Government Bond Rate, plus 15 basis points;

plus, in each case, accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date.

Notwithstanding the foregoing, installments of interest on Notes that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant Regular Record Date. In the event that the Notes or a portion thereof are called for redemption or there is a Change of Control Repurchase Event, and the Redemption Date or the Change of Control Repurchase Event payment date, as applicable, is subsequent to a Regular Record Date with respect to any Interest Payment Date and prior to such Interest Payment Date, interest on such Notes will instead be paid upon presentation and surrender of such Notes as provided herein.

(b) Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed by the Company or by the Trustee on the Company’s behalf; provided that notice of redemption may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Notes. Unless the Company defaults in payment of the applicable redemption price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by a method that the Trustee deems to be fair and appropriate in accordance with the procedures of Clearstream, Euroclear and the New York Stock Exchange, as applicable; provided, however, that no Notes of a principal amount of €100,000 or less shall be redeemed in part.

22.2 Redemption for Tax Reasons.

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) or treaties of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations, rulings or treaties, which change or amendment is announced or becomes effective on or after the date of the Preliminary Prospectus Supplement, the Company becomes or there is a material probability that the Company will become obligated to pay additional amounts as described herein under Section 4.01 with respect to the Notes (it being understood that such material probability will be deemed to result if a written opinion of independent tax counsel to such effect is delivered to the Trustee and Paying Agent), then the Company may at any time at its option redeem, in whole, but not in part, the outstanding Notes on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on those Notes to, but not including, the date fixed for redemption; provided such obligation cannot be avoided by its taking reasonable measures available to it, not including substitution of the obligor under the Notes.

23.

23.1 Payment of Additional Amounts.

(a) The Company will, subject to the exceptions and limitations set forth below, pay such additional amounts as will result in the receipt by each beneficial owner of a Note that is not a United States person (as defined in Section 4.01(c) below) of such amounts, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States (including any withholding or deduction with respect to the payment of such additional amounts) as would have been received had no such withholding or deduction been required; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1) to any tax, assessment or other governmental charge that is imposed by reason of the Holder (or the beneficial owner for whose benefit such Holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or possessor of a power over, the Holder or beneficial owner if the Holder or beneficial owner is an estate, trust, partnership, corporation or other entity, being considered as:

(a)	being or having been engaged in a trade or business in the United States or having been present in the United States or having had a permanent establishment in the United States;

(b)	having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment thereon or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

(c)	being or having been a personal holding company, a passive foreign investment company, a controlled foreign corporation or a foreign tax exempt organization for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)	being or having been a “10-percent shareholder” of PerkinElmer, Inc. as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

(e)	being or having been a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2) to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of such additional amounts had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of such Holder or other person, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from, or reduction in, such tax, assessment or other governmental charge;

(4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding or deducting from payments on the Notes;

(5) to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, treaty, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or premium, if any, or interest on any note, if such payment can be made without such withholding by at least one other paying agent;

(8) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9) to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(10) in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8) and (9).

(b) The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this Section 4.01, the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

(c) As used under this Section 4.01 and under Section 3.02, the term “United States” means the United States of America (including the states of the United States and the District of Columbia and any political subdivision thereof) and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

24.

ADDITIONAL COVENANTS

24.1 Change of Control Repurchase Event.

(a) If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem, or has defeased or satisfied and discharged the Notes, the Company will make an offer to each Holder of Notes to repurchase all or any part (in minimum denominations of €100,000 and thereafter in integral multiples of €1,000) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to but excluding the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of an impending Change of Control, the Company will mail (or send electronically in accordance with applicable procedures of Euroclear and Clearstream) a notice to each Holder, with a copy to the Trustee and the Paying Agent, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

(b) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

(c) On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:

1. accept for payment all Notes or portions of Notes (in minimum denominations of €100,000 and thereafter in integral multiples of €1,000) properly tendered pursuant to the Company’s offer;

2. deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

3. deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes being purchased by the Company.

(d) The Paying Agent will promptly mail to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided, that each new Note will be in a principal amount of €100,000 or an integral multiple of €1,000 above that amount.

(e) The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

24.2 Limitation on Liens.

(a) Neither the Company nor any of its Subsidiaries will create or suffer to exist any Lien upon Principal Property of the Company or of any of the Company’s Subsidiaries or upon any shares of capital stock (or other equity interests) of any Subsidiary that owns Principal Property to secure any Indebtedness incurred, issued, assumed or guaranteed by the Company or any of its Subsidiaries after the date of the Indenture, unless the Company secures, or causes such Subsidiary to secure, all payments due under the Notes and all senior debt securities of any series having the benefit of this covenant (together with, if the Company shall so determine, any other Indebtedness of the Company or of any of its Subsidiaries then existing or thereafter created ranking equally with the Notes) equally and ratably with such secured Indebtedness, in each case for as long as such other Indebtedness shall be so secured. This restriction will not apply in the case of:

1. Liens on the property or on the outstanding capital stock (or other equity interests) of any Person existing at the time such Person becomes a Subsidiary or at the time such person is merged into, consolidated with or acquired by the Company or a Subsidiary of the Company, but not created in contemplation of such Person’s becoming a Subsidiary or being acquired by the Company or a Subsidiary of the Company;

2. Liens existing at the time of acquisition of the property affected by such Lien, or Liens incurred to secure payment of all or part of the purchase price of such property or to secure Indebtedness incurred prior to, at the time of, or within 180 days after, the acquisition of such property for the purpose of financing all or part of the purchase price of such property (provided such Liens are limited to such property and improvements to such property);

3. Liens to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Indebtedness incurred to provide funds for any such purpose (including purchase money security interests or purchase money mortgages on real or personal property), provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 12 months after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property or of such property as so constructed, developed or improved, and Liens to the extent that they secure Indebtedness in excess of such cost and for the payment of which recourse may only be had against such property;

4. Liens which secure only Indebtedness owing by a Subsidiary of the Company to the Company or to a Subsidiary of the Company;

5. Liens required by any contract or statute in order to permit the Company or a Subsidiary of the Company to perform any contract or subcontract made by it with or at the request of the United States of America or any state, or any department, agency, instrumentality or political subdivision of any of the foregoing or the District of Columbia;

6. Liens, if any, in existence on the date the Indenture is executed;

7. Liens created, incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal taxation pursuant to Section 103(b) of the Code or in connection with an industrial revenue bond, pollution control bond or similar financing between the Company or any Subsidiary of the Company and any federal, state or municipal government or any other governmental body or quasi-governmental agency;

8. Liens on any property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, whether directly or indirectly, by way of share disposition or otherwise, provided that the Company or its Subsidiaries must have disposed of such property within 180 days after the creation of such Liens and that any Indebtedness secured by such Liens shall be without recourse to the Company or any Subsidiary of the Company; and

9. Any extensions, renewals, replacements or refundings (or successive extensions, renewals, replacements or refundings) of Liens referred to in the foregoing clauses, provided that such Liens do not cover any property or assets other than the property or assets subject to the Lien being extended, renewed, replaced or refunded and the principal amount of the secured Indebtedness does not exceed the principal amount of the secured Indebtedness being extended, renewed, replaced or refunded plus the amount of any accrued interest, prepayment premiums and the costs associated with such extension, renewal, replacement or refunding (except that, where an additional amount of Indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well).

Notwithstanding the foregoing, the Company and any of its Subsidiaries may create or suffer to exist Liens which would otherwise be prohibited by the provisions of this Section 5.02 securing Indebtedness incurred, issued, assumed or guaranteed by the Company or any of its Subsidiaries in aggregate outstanding amount which, together with all Attributable Debt of the Company and any of its Subsidiaries then outstanding in respect of Sale and Leaseback Transactions involving Principal Properties (other than Sale and Leaseback Transactions that are permitted under Section 5.03(a)(i) – (iii) below) and all outstanding Indebtedness secured by Liens previously permitted solely by this paragraph, would not exceed the greater of (i) $200 million and (ii) 15% of the Company’s Consolidated Net Tangible Assets as of the granting or creation of such Lien.

24.3 Limitation on Sale and Leaseback Transactions.

(a) Neither the Company nor any of the Company’s Subsidiaries may enter into any Sale and Leaseback Transaction involving Principal Property, whereby such property has been or is to be sold or transferred by the Company or any Subsidiary of the Company, unless:

1. such Sale and Leaseback Transaction (i) involves the taking back of a lease for a period of three years or less or (ii) is between the Company and a Subsidiary of the Company or between Subsidiaries of the Company;

2. the Company or any of the Company’s Subsidiaries would be entitled to issue, assume or guarantee Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction secured by a Lien on such Principal Property under one of the exceptions for Liens set forth in Section 5.02(a)(i) – (ix) above without equally and ratably securing the Notes;

3. the Company applies to the retirement or prepayment of its Funded Debt, or to the acquisition, development or improvement of real property, plant and equipment an amount equal to the net cash proceeds from the sale of the Principal Property so leased within 180 days of the effective date of any such Sale and Leaseback Transaction, provided that the amount to be applied to the retirement or prepayment of its Funded Debt shall be reduced by the principal amount of any Notes delivered by the Company to the Trustee within 180 days after such Sale and Leaseback Transaction for retirement and cancellation; or

4. after giving effect thereto, the sum of (A) the then outstanding principal amount of Indebtedness secured by all Liens on Principal Properties incurred after the date of the Indenture that are not otherwise permitted by Section 5.02(a)(i) – (ix) above and (B) the Attributable Debt then outstanding with respect to all Sale and Leaseback Transactions entered into after the date of the Indenture and otherwise prohibited in accordance with Section 5.03 (after giving effect to all applications, retirements, prepayments and cancellations referenced in Section 5.03(a)(iii)) does not exceed the greater of (i) $200 million and (ii) 15% of the Consolidated Net Tangible Assets.

25.

EVENTS OF DEFAULT

Section 6.01 Event of Default Defined; Acceleration of Maturity; Waiver of Default. “Event of Default”, with respect to the Notes wherever used herein, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of any installment of interest upon any of the Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; or

(b) default in the payment of all or any part of the principal or any premium on any of the Notes as and when the same shall become due and payable either at maturity, upon redemption, by declaration or otherwise, and the continuance of such default; or

(c) default in the performance, or breach, of any covenant or warranty of the Company in respect of the Notes (other than a default specified in clauses (a) or (b) above) and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(d) (1) a default by the Company or any of its Subsidiaries in the payment of any principal at maturity of any Indebtedness (other than the Notes) aggregating more than $50,000,000 in principal amount, when due and payable after giving effect to any applicable grace period; or (2) a default by the Company or any of its Subsidiaries in the performance of any other term or provision of any Indebtedness (other than the Notes) aggregating more than $50,000,000 in principal amount that results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled or such indebtedness shall not have been discharged within a period of 30 days after there has been given to the Company by the Trustee or given to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes, a written notice specifying such default or defaults; provided, however, that if the default under such Indebtedness is cured, or waived by the holders of the Indebtedness, in each case as permitted by the governing instrument, then the event of default caused by such default will be deemed likewise to be cured or waived; or

(e) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for all or substantially all of its property and assets or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(f) the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, custodian, trustee or sequestrator (or similar official) of the Company or for any substantial part of its property and assets, or make any general assignment for the benefit of creditors.

If an Event of Default described in clauses (a), (b), (c) or (d) occurs and is continuing, then, and in each and every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding hereunder, by notice in writing to the Company (and also to the Trustee if given by Holders), may declare the entire principal of all of the Notes and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clauses (e) or (f) occurs and is continuing, then and in each and every such case, the entire principal of all the Notes then outstanding and interest accrued thereon, if any, shall become immediately due and payable.

The foregoing provisions, however, are subject to the condition that if, at any time after the principal of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Company shall pay or shall deposit with the Trustee a sum sufficient to pay all matured installments of interest upon all the Notes and the principal of any and all Notes which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the same rate as the rate of interest specified in the Notes to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation of the Trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee except as a result of negligence or bad faith, and if any and all Events of Default under the Indenture, other than the non-payment of the principal of Notes which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Holders of a majority in aggregate principal amount of all the Notes then outstanding, by written notice to the Company and to the Trustee, may waive all defaults with respect to all the Notes and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon.

26.

MISCELLANEOUS

26.1 Trust Indenture Act Controls.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this Supplemental Indenture by the Trust Indenture Act, the required or deemed to be included provision shall control.

26.2 Notices.

Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile (with a hard copy delivered in person or by mail promptly thereafter) and addressed as follows:

if to the Company:

PerkinElmer, Inc.

940 Winter Street

Waltham, MA 02451

Attention: General Counsel

Facsimile: (781) 663-5970

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

1875 Pennsylvania Avenue NW

Washington, DC 20006

Facsimile: (202) 663-6363

Attention: Erika L. Robinson

if to the Trustee:

U.S. Bank National Association

Corporate Trust Services

One Federal Street, 3rd Floor

Boston, MA 02110

Attention: Karen Beard

Facsimile: (617) 603-6667

if to the Paying Agent:

Elavon Financial Services DAC, UK Branch

125 Old Broad Street

London, EC2N 1AR, United Kingdom

Attention: Structured Finance Relationship Management

The Company, the Trustee or Paying Agent by notice to the others may designate additional or different addresses for subsequent notices or communications.

26.3 Governing Law.

THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

26.4 No Personal Liability of Directors, etc.

Without limiting the provisions of Section 11.01 of the Existing Indenture, none of the directors, officers, incorporators or stockholders, as such, past, present or future, of the Company or any successor corporation or trust shall have any liability for any of the Company’s obligations under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

26.5 Successors.

All agreements of the Company in the Indenture and the Notes shall bind its successors. All agreements of the Trustee in the Indenture shall bind its successors.

26.6 Multiple Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

26.7 Table of Contents; Headings.

The table of contents and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

26.8 Not Responsible for Recitals or Issuance of Notes.

The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the Company’s use of the proceeds from the Notes or for monies paid over to the Company pursuant to this Supplemental Indenture.

26.9 Adoption, Ratification and Confirmation.

The Existing Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

PERKINELMER, INC.

By:	/s/ Frank A. Wilson
Name: Frank A. Wilson
Title: Senior Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Carolina D. Altomare
Name: Carolina D. Altomare
Title: Vice President

ELAVON FINANCIAL SERVICES DAC, UK BRANCH

By	/s/ Michael Leong
Name: Michael Leong
Title: Authorised Signatory

By:	/s/ Laurence Griffiths
Name: Laurence Griffiths
Title: Authorised Signatory

EXHIBIT A

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK S.A./N.V., AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”), AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF USB NOMINEES (UK) LIMITED AS NOMINEE OF ELAVON FINANCIAL SERVICES DAC AS COMMON DEPOSITARY (THE “DEPOSITARY”) OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO USB NOMINEES (UK) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, USB NOMINEES (UK) LIMITED, HAS AN INTEREST HEREIN.

CUSIP: 714046 AF6

ISIN: XS1713466578

Common Code: 171346657

ISSUE DATE: April 11, 2018

PERKINELMER, INC.

0.600% SENIOR NOTES DUE 2021

€300,000,000	No.: R-1

PerkinElmer, Inc., a Massachusetts corporation (herein called the “Company”), for value received, hereby promises to pay to USB Nominees (UK) Limited, or registered assigns, the principal sum of THREE HUNDRED MILLION EURO (€300,000,000) or such other principal

1

amount as shall be set forth on Schedule I hereto on April 9, 2021 and to pay interest annually in arrears thereon at the rate of 0.600% per annum from and including April 11, 2018, or from and including the most recent interest payment date to which interest has been paid or duly provided for on April 9 of each year, commencing April 9, 2019 (each an “Interest Payment Date”), until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, except as provided in the Indenture dated as of October 25, 2011, between the Company and U.S. Bank National Association, as Trustee (the “Existing Indenture”), as supplemented by the Fourth Supplemental Indenture dated April 11, 2018 among the Company, the Trustee and Elavon Financial Services DAC, UK Branch, as Paying Agent (the Existing Indenture, as supplemented by the Fourth Supplemental Indenture, the “Indenture”), be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the March 25 preceding each Interest Payment Date the “Regular Record Date”).

If an Interest Payment Date, the maturity date or earlier date of redemption with respect to this Note falls on a day that is not a Business Day, the required payment and any related payment of principal, premium and additional amounts, if any, shall be made on the next Business Day as if it were made on the date the payment was due, and no interest shall accrue on the amount so payable for the period from and after that Interest Payment Date, the maturity date or date of redemption as the case may be.

Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and either may be paid to the Person in whose name this Note (or one or more predecessor Securities) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to the Holders not less than ten days prior to such special record date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture. Payment of the principal of and interest on this Note will be made at the office of the Paying Agent designated for such purpose at 125 Old Broad Street, Fifth Floor, London EC2N 1AR or at any other office or agency of the Company maintained for that purpose, in euro, except as otherwise provided under the Indenture.

All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Indenture.

Reference is hereby made to the further provisions of this Note set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee under the Indenture referred to on the reverse hereof by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by the manual or facsimile signature of its duly authorized officer and attested by the manual or facsimile signature of its Secretary or Assistant Secretary.

Date: April 11, 2018	PERKINELMER, INC.

By:
Name:
Title:

ATTEST:

Name:
Title: Assistant Secretary

Trustee’s Certificate of Authentication

This is one of the Notes described in the Indenture.

Dated: April 11, 2018

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:

Authorized Signatory:

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(Reverse of Note)

PERKINELMER, INC.

April 11, 2018

0.600% SENIOR NOTES DUE 2021

1. Interest. The Company promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest annually in arrears on April 9 of each year, commencing on April 9, 2019 (each an “Interest Payment Date”). Interest shall be calculated on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on this Note (or April 11, 2018, if no interest has been paid on this Note) to, but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

2. Method of Payment. Payments of interest shall be made to the Person in whose name a Note (or predecessor Note) is registered (which shall initially be the Depositary) at the close of business on the March 25 immediately preceding such Interest Payment Date. The Company will pay principal and interest in euro, except as otherwise provided under the Indenture. The Company, however, may pay principal and interest by its check payable in such money.

The principal of and interest on this Note shall be payable at the office of the Paying Agent designated for such purpose at 125 Old Broad Street, Fifth Floor, London EC2N 1AR or at any other office or agency of the Company maintained for that purpose, or at the option of the Company by mailing a check to the Holder at such address as shall appear in the Security Register. However, the payments of interest, and any portion of the principal (other than interest or principal payable at maturity or on any redemption or repayment date) shall be made by the Paying Agent, upon receipt from the Company of immediately available funds by such time as may be agreed to between the Company and the Paying Agent, directly to a Holder of more than €1,000,000 in aggregate principal amount of Notes (by funds wire transfer or otherwise) if the Holder has delivered written instructions to the Trustee at least 15 days prior to such payment date requesting that such payment will be so made and designating the bank account to which such payments shall be so made and, in the case of payments of principal, surrenders the applicable Security or Securities to the Trustee in exchange for a Security or Securities aggregating the same principal amount as the unredeemed principal amount of the Securities surrendered.

3. Registrar and Agents. Elavon Financial Services DAC, UK Branch will act as Paying Agent and U.S. Bank National Association will act as Registrar. The address of the Paying Agent is 125 Old Broad Street, Fifth Floor, London EC2N 1AR and the address of the Registrar is One Federal St, 3rd Floor, Boston, MA 02110.

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4. Indenture; Limitations. The Company issued the Notes under the Indenture dated as of October 25, 2011 between the Company and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”), as supplemented by the Fourth Supplemental Indenture dated as of April 11, 2018, among the Company, the Trustee and Elavon Financial Services DAC, UK Branch, as paying agent (the “Paying Agent”) (the “Supplemental Indenture” and together, the “Indenture”). Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, 15 U.S.C. §§ 77aaa-77bbbb (the “TIA”), as in effect on the date of the Indenture. In the event of a conflict between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall prevail.

5. Optional Redemption by the Company. Prior to the maturity date of the Notes, the Notes will be redeemable, in whole at any time or in part from time to time, at the Company’s option at a redemption price equal to the greater of:

1. 100% of the principal amount of the Notes to be redeemed; and

2. the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued but unpaid as of the date of redemption (the “Redemption Date”)), discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable Comparable Government Bond Rate, plus 15 basis points;

plus, in each case, accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date.

Notwithstanding the foregoing, installments of interest on this Note that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the registered Holder of this Note as of the close of business on the Regular Record Date. In the event that this Note or a portion thereof is called for redemption or there is a Change of Control Repurchase Event, and the Redemption Date or the Change of Control Repurchase Event payment date, as applicable, is subsequent to a Regular Record Date with respect to any Interest Payment Date and prior to such Interest Payment Date, interest on this Note will instead be paid upon presentation and surrender of this Note as provided in the Indenture.

(b) Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed by the Company or by the Trustee on the Company’s behalf; provided that notice of redemption may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Notes. Unless the Company defaults in payment of the applicable redemption price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than

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all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot by the Trustee by a method that the Trustee deems to be fair and appropriate in accordance with the procedures of Clearstream, Euroclear and the New York Stock Exchange, as applicable: provided, however, that no Notes of a principal amount of €100,000 or less shall be redeemed in part.

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a bond that is a direct obligation of the Federal Republic of Germany (“German government bond”), whose maturity is closest to the maturity of the Notes, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

6. Redemption for Tax Reasons. If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) or treaties of the United States (as defined below) (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations, rulings or treaties, which change or amendment is announced or becomes effective on or after the date of the preliminary prospectus supplement that the Company filed with the Securities and Exchange Commission on April 4, 2018, the Company becomes or there is a material probability that the Company will become obligated to pay additional amounts as described herein under Section 7 of this Notes (it being understood that such material probability will be deemed to result if the written opinion of independent tax counsel to such effect is delivered to the Trustee and Paying Agent), then the Company may at any time at its option redeem, in whole, but not in part, the outstanding Notes on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on those Notes to, but not including, the date fixed for redemption; provided such obligation cannot be avoided by its taking reasonable measures available to it, not including substitution of the obligor under the Notes.

7. Payment of Additional Amounts. Pursuant to Section 4.01 of the Supplemental Indenture, the Company will, subject to the exceptions and limitations set forth in Section 4.01 of the Supplemental Indenture, pay such additional amounts as will result in the receipt by each beneficial owner of a Note that is not a United States person (as defined below) of such amounts, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States (including any withholding or deduction with respect to the payment of such additional amounts) as would have been received had no such withholding or deduction been required.

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As used in Sections 6 and 7 of this Note, the term “United States” means the United States of America (including the states of the United States and the District of Columbia and any political subdivision thereof) and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

8. Change of Control Repurchase Event. Pursuant to Section 5.01 of the Supplemental Indenture, if a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem, defease or satisfy and discharge the Notes, the Company will make an offer to each Holder of Notes to repurchase all or any part (in minimum denominations of €100,000 and thereafter in integral multiples of €1,000) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to but excluding the date of purchase.

9. Convertibility. The Notes are not convertible into any Securities of the Company.

10. Sinking Fund. The Notes are not subject to any sinking fund.

11. Governing Law. The Notes and the Indenture shall be deemed to be contracts made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said state.

12. Denominations, Transfer, Exchange. The Notes shall be known and designated as the “0.600% Senior Notes due 2021.” The initial maximum aggregate principal amount of the Notes that may be authenticated and delivered under the Supplemental Indenture shall not exceed €300,000,000 except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, Notes pursuant to Sections 2.08, 2.09, 2.11, 8.05, 12.02 or 12.03 of the Existing Indenture (unless the issue of this series of Notes is “reopened” by issuing additional Notes of such series (the “Additional Notes”), in an amount or amounts and registered in the names of such Persons as shall be set forth in any written order of the Company for the authentication and delivery of the Notes pursuant to Section 2.04 of the Existing Indenture. The Notes are issuable in registered form without coupons in minimum denominations of €100,000 principal amount and integral multiples of €1,000 thereof. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

13. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

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14. No Recourse Against Others. Without limiting the provisions of Section 11.01 of the Existing Indenture, no stockholder, director, officer or incorporator, as such, past, present or future, of the Company or any successor corporation or trust shall have any liability for any obligation of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of a Note by accepting a Note waives and releases all such liability. This waiver and release are part of the consideration for the issuance of the Notes.

15. Authentication. This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= Custodian), AND U/G/M/A (= Uniform Gifts to Minors Act).

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ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                          attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature:

NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

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Schedule I

SCHEDULE OF TRANSFERS AND EXCHANGES

The following increases or decreases in Principal Amount of this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such Decrease or Increase	Signature of Authorized Signatory of trustee or Custodian

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